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                                                                   Exhibit 21.1



                      SUBSIDIARIES OF CUMULUS MEDIA INC.


               Cumulus Broadcasting, Inc., a Nevada corporation

               Caribbean Communications Company, a Montserrat corporation

               Gem Radio Five Ltd., a Trinidad & Tobago corporation

               Minority Radio Associates, a Georgia corporation

               Forjay Broadcasting, Inc. a South Carolina corporation